Exhibit 10.3

H.B. FULLER COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
1998 REVISION

Fourth Declaration of Amendment

Pursuant to Section 7.10 of the H.B. Fuller Company Supplemental Executive Retirement Plan--1998 Revision, the Company hereby amends the Plan as follows:

1.  Subsection A of Section 8.1 is amended in its entirety, to read as follows:

“A. A number of years shall be added to the age, and a number of years shall be added to the Credited Service, of a CIC Participant for the purposes of Section 2.2 (‘Entitlement to Benefits’), Section 3.2 (‘Service Reduction’), and Section 3.7.B (‘Time of Payment’). The number of years to be added shall be the lesser of five or the number of years specified in any separate written agreement between the CIC Participant and the Company that is in effect on the date the Change in Control occurs. If no such agreement is in effect, then the number of years to be added shall be:

(1) three years, if the CIC Participant is the Chief Executive Officer of the Company, or is classified as a key manager direct report to the Chief Executive Officer of the Company, when the Change in Control occurs;

(2) two years, if the CIC Participant is not the Chief Executive Officer of the Company, or classified as a key manager direct report to the Chief Executive Officer of the Company, but is in pay grade 32 or above, when the Change in Control occurs;

(3) one year, if the CIC Participant is not the Chief Executive Officer of the Company, or classified as a key manager direct report to the Chief Executive Officer of the Company, but is in pay grade 30 or 31, when the Change in Control occurs; or

(4) no years, if the CIC Participant is not the Chief Executive Officer of the Company, or classified as a key manager direct report to the Chief Executive Officer of the Company, and is in a pay grade below pay grade 30 when the Change in Control occurs.”

2.  Subsection B of Section 8.1 is deleted and not replaced.

3.  Subsection D of Section 8.2 is amended in its entirety, to read as follows:

“D. ‘CIC Participant’ means a Participant whose employment is terminated upon or within two years after the occurrence of a Change in Control, if such termination is initiated:

(1) by the Company or an Affiliated Organization without Cause; or

(2) by the Participant for Good Reason.”

4.  Subsection F of Section 8.2 is amended in its entirety, to read as follows:

“F. ‘Good Reason’ means:

(1) a material change in the Participant’s pay consisting of a 10% or more reduction in total cash compensation opportunity as in effect immediately prior to the Change in Control (unless such reduction is part of an across-the-board uniformly applied reduction affecting all similarly situated Participants); or

(2) a significant diminution in the Participant’s authority and duties as in effect immediately prior to the Change of Control (excluding an isolated, insubstantial or inadvertent action not taken in bad faith that is remedied promptly by the Company after receiving notice); provided, however, that a change of the individual or officer to whom the Participant reports, in and of itself, would not constitute diminution; or

(3) any change in a Participant’s principal work location, if the new principal work location is 50 or more miles from the previous work location;

provided, that a Participant shall not be deemed to have terminated employment for Good Reason unless the termination occurs within 180 days after the Participant is notified by the Company of the event constituting Good Reason or, if later, within 180 days after the occurrence of such event.”

5.  This Amendment shall be effective as of the date on which this instrument is executed.

* * * * *

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers this 30th day of November, 2006.

H.B. FULLER COMPANY

/s/ Albert P.L. Stroucken
President and Chief Executive Officer

ATTEST:

By /s/ Timothy J. Keenan
As its Secretary